[LETTERHEAD  OF  CUTLER  LAW  GROUP]


                           December 6, 2001

Rubber Technology International, Inc.
3185 E. Washington Blvd.
Los Angeles, CA 90023

Ladies  and  Gentlemen:

     You have requested our opinion as counsel for Rubber Technology International, Inc., a Nevada corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of up to 1,937,500 shares of Company common stock issuable to consultants of the Company.

     We have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about
December 6, 2001 (the "Registration Statement"). We further have examined the Certificate of Incorporation, Bylaws, and applicable minutes of the Company as a basis for the opinion hereafter expressed.

     Based on the foregoing examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of common stock covered by the Registration Statement will be legally issues, fully paid, and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.


                                    Very  truly  yours,

                                    /s/  Cutler  Law  Group
                                    Cutler  Law  Group